CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers

Ministry Partners Investment Company, LLC

Brea, California

We hereby consent to the use, in the 10-K for Ministry Partners Investment Company, LLC and Subsidiaries for 2013, of our issued report dated March 28, 2014 relating to the consolidated financial statements of Ministry Partners Investment Company, LLC and Subsidiaries as of December 31, 2013 and 2012 and for the years then ended.

/s/  Hutchinson and Bloodgood LLP

Glendale, California

March 28, 2014